Exhibit 99.1

Codexis Reports Financial Results for the Second Quarter of 2016

Net income reaches $2.2 million; revenues of $16.0 million include milestone payments from GSK and a major biopharmaceutical company, and 62% growth in core biocatalyst product sales

Conference call begins at 4:30 p.m. Eastern time today

REDWOOD CITY, Calif. (August 9, 2016) - Codexis, Inc. (NASDAQ: CDXS), a leading protein engineering company, announces financial results for the three and six months ended June 30, 2016, and provides a business update.

“We are reporting outstanding financial results for the second quarter, with $2.2 million in net income on total revenues of $16.0 million and a strong operating performance,” said Codexis President and CEO John Nicols. “Revenues for the quarter reflect the successful completion of our CodeEvolver® protein engineering platform technology transfer to GlaxoSmithKline (GSK), achievement of the final research and development milestone in our collaboration with a major biopharmaceutical company and 62% year-over-year growth in our core biocatalysis product revenue on increased demand for our enzymes.

“Completion of the technology transfer under our licensing agreement with Merck expected later this year and momentum in our core biocatalyst businesses put us on track to reach our 2016 revenue guidance of $46 million to $49 million,” added Mr. Nicols. “We continue to manage expenses while prudently investing in high-value opportunities to leverage our CodeEvolver® platform technology to drive future growth.”

Second Quarter Financial Highlights
Total revenues for the second quarter of 2016 increased 166% to $16.0 million from $6.0 million for the second quarter of 2015, due primarily to higher biocatalyst product sales and the recognition of revenue related to the achievement of research and development milestones.

Biocatalyst research and development revenues for the second quarter of 2016 increased by 376% to $12.1 million from $2.5 million for the prior-year period. The increase was related to the achievement of the third and final milestone in the transfer of the CodeEvolver® platform technology under the agreement with GSK, which resulted in recognition of a $7.5 million milestone payment and $2.5 million in deferred revenue due to the early completion of the technology transfer, as well as payment of a final research and development milestone under an agreement with a major biopharmaceutical company.

Biocatalyst product sales for the second quarter of 2016 increased 62% to $3.3 million from $2.0 million for the prior-year period, reflecting increased customer demand including higher enzyme sales to Merck. Revenue from the revenue-sharing arrangement with Exela PharmSci for sales of argatroban injectable drug was $0.7 million.

Gross profit as a percentage of total revenues for the second quarter of 2016 increased to 86% from 79% for the second quarter of 2015.

Research and development (R&D) expenses of $5.1 million for the second quarter of 2016 were essentially flat compared with the second quarter of 2015. Selling, general and administrative (SG&A) expenses for the second quarter of 2016 were $6.4 million compared with $5.3 million in the second quarter of 2015, with the increase primarily a result of higher legal and marketing expenses.

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Net income for the second quarter of 2016 was $2.2 million, or $0.05 per diluted share, compared with a net loss for the second quarter of 2015 of $5.4 million, or $0.14 per share. Non-GAAP net income for the second quarter of 2016 was $4.8 million, or $0.12 per diluted share, compared with a non-GAAP net loss for the second quarter of 2015 of $2.7 million, or $0.07 per share.

Year-to-Date Financial Highlights
Total revenues for the six months ended June 30, 2016 increased 87% to $24.0 million from $12.8 million for the first six months of 2015. Total revenues for the first half of 2016 included $15.6 million in biocatalyst research and development revenue, $7.0 million in biocatalyst product sales and $1.4 million from the revenue-sharing arrangement with Exela.

Gross margin as a percentage of total revenues for the first six months of 2016 was 80% compared with 79% for the first six months of 2015.

R&D expenses for the first six months of 2016 of $10.8 million compared with $10.5 million for the first six months of 2015, with the increase primarily due to higher consulting fees related to the evaluation of new drug development targets. SG&A expenses for the first six months of 2016 of $13.2 million compared with $10.9 million in the prior-year period, due mainly to higher legal expenses, higher consulting fees relating to the exploration of a new adjacent market and higher marketing expenses.

The net loss for the first six months of 2016 of $4.7 million, or $0.12 per share, compared favorably with a net loss for the first six months of 2015 of $10.9 million, or $0.28 per share. Non-GAAP net income for the first six months of 2016 was $0.5 million, or $0.01 per diluted share, compared with a non-GAAP net loss for the first six months of 2015 of $5.6 million, or $0.14 per share.

Cash and cash equivalents as of June 30, 2016 were $22.4 million, compared with $23.3 million as of December 31, 2015.

Financial Outlook
Codexis is reaffirming its financial guidance for 2016 as follows:

•
Total revenues of $46 million to $49 million, representing growth of 10% to 17% over 2015. This revenue guidance includes a $7.5 million milestone payment related to the company’s completion of the CodeEvolver® technology transfer under a non-exclusive license agreement with GSK that was recognized in the second quarter of 2016, and an $8.0 million milestone payment related to the company’s non-exclusive license agreement with Merck that is expected later this year. Also included is recognition of deferred revenue due to the early completion of each of these projects.

•	Gross margin as a percentage of total revenues of 80% to 85%.

Non-GAAP Financial Measures
Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as depreciation expense, intangible asset amortization expense and stock-based compensation expense. Non-GAAP financial measures presented are: non-GAAP net income or loss, non-GAAP net income or loss per share (basic and diluted), non-GAAP research and development expense and non-GAAP selling, general and administrative expense. Non-GAAP operating expenses exclude stock-based compensation expense, amortization of intangible assets and depreciation of fixed assets.

Codexis management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an ongoing basis, and internally for operating, budgeting and financial planning purposes. Codexis management believes the non-GAAP information is useful for investors by offering the ability to identify trends in what management considers to be Codexis’ core operating results and to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of expense that affect Codexis. These non-GAAP financial measures are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP, and therefore

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these non-GAAP results should only be used for evaluation in conjunction with the corresponding GAAP measures. A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table entitled "Reconciliation of GAAP to Non-GAAP Financial Measures."

Conference Call and Webcast
Codexis will hold a conference call and audio webcast today beginning at 4:30 p.m. Eastern time. A slide presentation featuring a chart of the Company's product pipeline to accompany the conference call commentary will be available on the Investors section of the Company's website at www.codexis.com. The conference call dial-in numbers are 855-890-8665 for domestic callers and 720-634-2938 for international callers, and the passcode is 56394015. A live webcast of the call will be available on the Investors section of www.codexis.com.

A recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers. Please use the passcode 56394015 to access the recording. A webcast replay will be available on the Investors section of www.codexis.com for 30 days, beginning approximately two hours after the completion of the call.

About Codexis, Inc.
Codexis, Inc. is a leading developer of biocatalysts for pharmaceutical and fine chemical production. The company’s patent portfolio includes more than 850 patents and patent applications worldwide that cover its novel enzymes and proprietary methods for engineering new enzymes and their applications. Codexis’ proven technology enables implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable manufacturing. For more information, see www.codexis.com.

Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis’ forecast for 2016 total revenues and gross margin as a percentage of total revenues, Codexis’ expectation that in 2016 it will complete the CodeEvolver® protein engineering platform technology transfer to Merck and record an $8.0 million milestone payment in connection with the completion of such transfer, Codexis’ expectations regarding the future performance of its core biocatalysis business, Codexis’ ability to establish itself as a leader in developing enzymes for the pharmaceutical industry, to expand into adjacent markets and to develop therapeutic drug candidates, and Codexis’ ability to manage expenses. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ dependence on its licensees and collaborators; Codexis’ dependence on a limited number of products and customers in its biocatalysis business; potential adverse effects to Codexis’ business if its customers’ pharmaceutical products are not received well in the markets; Codexis’ ability to develop and commercialize new products for the biocatalysis markets; Codexis’ dependence on a limited number of contract manufacturers for large-scale production of its enzymes; Codexis’ ability to deploy its technology platform in new market spaces; any impairments Codexis may be required to record in the future with respect to its goodwill, intangible assets or other long-lived assets; Codexis’ need for substantial additional capital in the future in order to expand its business; variability of and potential decline in Codexis’ pharmaceutical product gross margins from quarter to quarter; Codexis’ dependence on key personnel; risks associated with Codexis’ international business; the cost of compliance with European Union chemical regulations; adverse effects of regulatory tax examinations; risks associated with the patent litigation that Codexis initiated in February 2016, including the risk that EnzymeWorks and Junhua “Alex” Tao may file counterclaims against Codexis; Codexis’ potential involvement in additional lawsuits to protect or enforce its patents or other rights, which could be expensive, time-consuming and unsuccessful; Codexis’ ability to adequately protect and maintain its proprietary technologies; Codexis’ ability to enforce its intellectual property rights throughout the world; the risk that Codexis’ biocatalysts, or the genes that code for its biocatalysts, may be stolen, misappropriated or reverse engineered, which would allow others to use these biocatalysts or genes to produce competing products; any claims by third parties that Codexis is infringing their intellectual property rights or other proprietary rights, which may subject Codexis to costly and time-consuming litigation and prevent Codexis from developing or commercializing its products; and any unauthorized disclosures of Codexis’ trade secrets and other proprietary information. Additional factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 8, 2016 and Form 10-Q filed May 9, 2016, including under the caption “Risk Factors” and in Codexis’ other periodic reports

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filed with the SEC. Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Codexis Contacts:

Investors
LHA
Jody Cain, 310-691-7100
jcain@lhai.com

Media
That’s Nice LLC
Guy Tiene, 212-366-4455
Guy@thatsnice.com

Financial Tables to Follow

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Codexis, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Biocatalyst product sales	$3,280	$2,020	$7,020	$5,097
Biocatalyst research and development	12,064	2,533	15,598	4,729
Revenue sharing arrangement	658	1,465	1,380	2,990
Total revenues	16,002	6,018	23,998	12,816
Costs and operating expenses:
Cost of biocatalyst product sales	2,221	1,250	4,710	2,706
Research and development	5,112	5,170	10,798	10,463
Selling, general and administrative	6,420	5,296	13,222	10,874
Total costs and operating expenses	13,753	11,716	28,730	24,043
Income (loss) from operations	2,249	(5,698)	(4,732)	(11,227)
Interest income	13	4	28	8
Other expenses, net	(49)	(96)	(46)	(121)
Income (loss) before income taxes	2,213	(5,790)	(4,750)	(11,340)
Benefit from income taxes	(26)	(430)	(15)	(418)
Net income (loss)	$2,239	$(5,360)	$(4,735)	$(10,922)
Net income (loss) per share, basic	$0.06	$(0.14)	$(0.12)	$(0.28)
Net income (loss) per share, diluted	$0.05	$(0.14)	$(0.12)	$(0.28)
Weighted average common stock shares used in computing net income (loss) per share, basic	40,495	39,301	40,283	39,066
Weighted average common stock shares used in computing net income (loss) per share, diluted	41,568	39,301	40,283	39,066

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$22,352	$23,273
Accounts receivable, net	3,340	7,329
Inventories	1,155	992
Prepaid expenses and other current assets	1,055	1,245
Total current assets	27,902	32,839
Restricted cash	787	787
Marketable securities	1,115	1,549
Property and equipment, net	2,403	3,109
Intangible assets, net	1,125	2,812
Goodwill	3,241	3,241
Other non-current assets	283	310
Total assets	$36,856	$44,647
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,651	$3,399
Accrued compensation	2,844	3,331
Other accrued liabilities	2,829	2,013
Deferred revenue	4,118	6,098
Total current liabilities	12,442	14,841
Deferred revenue, net of current portion	1,354	3,120
Lease incentive obligation, net of current portion	1,098	1,310
Other long-term liabilities	2,282	2,497
Total liabilities	17,176	21,768
Stockholders' equity:
Common stock	4	4
Additional paid-in capital	307,951	305,981
Accumulated other comprehensive income (loss)	(29)	405
Accumulated deficit	(288,246)	(283,511)
Total stockholders' equity	19,680	22,879
Total liabilities and stockholders' equity	$36,856	$44,647

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Codexis, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
(i) Research and development expenses
Research and development expenses - GAAP	$5,112	$5,170	$10,798	$10,463
Non-GAAP adjustments:
Depreciation expense(a)	(276)	(289)	(476)	(599)
Intangible asset amortization(b)	(844)	(844)	(1,687)	(1,687)
Stock-based compensation(c)	(222)	(238)	(442)	(529)
Research and development expenses - Non-GAAP	$3,770	$3,799	$8,193	$7,648

(ii) Selling, general and administrative expenses
Selling, general and administrative expenses - GAAP	$6,420	$5,296	$13,222	$10,874
Non-GAAP adjustments:
Depreciation expense(a)	(183)	(233)	(448)	(481)
Stock-based compensation(c)	(1,020)	(1,013)	(2,189)	(2,007)
Selling, general and administrative expenses - Non-GAAP	$5,217	$4,050	$10,585	$8,386

(iii) Net income (loss)
Net income (loss) - GAAP	$2,239	$(5,360)	$(4,735)	$(10,922)
Non-GAAP adjustments:
Depreciation expense(a)	459	522	924	1,080
Intangible asset amortization(b)	844	844	1,687	1,687
Stock-based compensation(c)	1,242	1,251	2,631	2,536
Net income (loss) - Non-GAAP	$4,784	$(2,743)	$507	$(5,619)

(iv) Net income (loss) per share
Net income (loss) per share - GAAP, basic	$0.06	$(0.14)	$(0.12)	$(0.28)
Adjustments to GAAP net income (loss) per share (as detailed above)	$0.06	$0.07	$0.13	$0.14
Net income (loss) per share - Non-GAAP, basic	$0.12	$(0.07)	$0.01	$(0.14)

Net income (loss) per share - GAAP, diluted	$0.05	$(0.14)	$(0.12)	$(0.28)
Adjustments to GAAP net income (loss) per share (as detailed above)	0.07	0.07	0.13	0.14
Net income (loss) per share - Non-GAAP, diluted	$0.12	$(0.07)	$0.01	$(0.14)

Weighted average common shares used in computing Non-GAAP net income (loss) per share, basic	40,495	39,301	40,283	39,066
Weighted average common shares used in computing Non-GAAP net income (loss) per share, diluted	41,568	39,301	41,588	39,066

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These non-GAAP financial measures exclude the following items:
(a) Depreciation expense: we provide non-GAAP information which excludes depreciation expense related to the depreciation of property and equipment. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the acquisition of property and equipment, and the corresponding depreciation expense, can be inconsistent in amount and can vary from period to period.
(b) Intangible asset amortization: we provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because this expense is non-cash.
(c) Stock-based compensation: we provide non-GAAP information which excludes expenses for stock-based compensation. We believe the exclusion of this item allows for financial results that are more indicative of our continuing operations. We also believe that the exclusion of stock-based compensation expense provides for a better comparison of Codexis' operating results to prior periods as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types.

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